Exhibit 99.1

Sean Collins 817-967-1577 mediarelations@aa.com

FOR RELEASE: Wednesday, July 24, 2013

AMERICAN AIRLINES ANNOUNCES PRIVATE OFFERING OF ENHANCED EQUIPMENT TRUST CERTIFICATES

FORT WORTH, Texas – American Airlines, Inc. (American), the principal operating subsidiary of AMR Corporation, today announced the private offering of American Airlines, Inc. Class A Pass Through Certificates, Series 2013-2 (Class A Certificates) in the aggregate face amount of $1,408,113,000.

The Class A Certificates will represent an interest in the assets of a pass through trust, which will hold certain equipment notes expected to be issued by American. Such equipment notes are expected to be secured by 41 currently owned Boeing 737-823 aircraft, 14 currently owned Boeing 757-223 aircraft, one currently owned Boeing 767-323ER and 19 currently owned Boeing 777-223ER aircraft (collectively, the “Aircraft”). Proceeds from the issuance of the equipment notes are expected to be used by American to reimburse itself for the repayment of the existing financings for the Aircraft, which financings consist of an enhanced equipment trust transaction entered into by American in July 2009, a secured notes financing entered into by American in July 2009 and an enhanced equipment trust transaction entered into by American in October 2011.

The Class A Certificates are being offered to qualified institutional buyers, as defined in, and in reliance on, Rule 144A under the Securities Act of 1933, as amended (the Securities Act). The Class A Certificates will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state law.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of the Class A Certificates in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Statements in this release contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which constitute American’s expectations or beliefs concerning future events. These forward-looking statements are subject to a number of factors that could cause actual results to differ from our expectations, including, but not limited to, factors described in American’s filings with the Securities and Exchange Commission, including American’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on April 18, 2013, as amended by Amendment No. 1 to the Quarterly Report on

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AMERICAN AIRLINES ANNOUNCES PRIVATE OFFERING OF ENHANCED EQUIPMENT TRUST CERTIFICATES

July 24, 2013

Form 10-Q/A, filed on June 7, 2013, American’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on July 18, 2013, and American’s Annual Report on Form 10-K for the year ended Dec. 31, 2012, filed on Feb. 20, 2013, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended Dec. 31, 2012, filed on April 16, 2013. Except to the extent required by law, American undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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